NetSol Technologies, Inc. News Release
Contacts NetSol Technologies: Najeeb U. Ghauri Chairman 818.222.9195 najeeb@netsoltek.com	NetSol Technologies: Najeeb U. Ghauri Chairman 818.222.9195 najeeb@netsoltek.com

NETSOL TECHNOLOGIES, INC. REVISES GUIDANCE FOR FISCAL 2005

Company Positioned for Approximately 80 Percent Organic Revenue Growth and
Continued Profitability During Fiscal 2005

Calabasas, CA - December 17 , 2004 - NetSol Technologies, Inc. (NASDAQ:NTWK), a developer of proprietary software applications and provider of information technology (IT) services, today announced revised guidance for fiscal 2005. Based on improved performance across all business units and increased demand for its products and services worldwide, management issued revised guidance in excess of $10 million in revenue for 2005, as compared to $5.75 million for the same period ending June 30, 2004. Management expects to continue its profitability trend through fiscal 2005 with earnings per share (EPS) of approximately $0.05 versus a loss of $0.38 per share for fiscal 2004.

“Over the past year, we closely managed revenue growth while focusing on strategic technology investment, controlled cash flow, and implementation of corporate-wide best practices,” said NetSol Chairman Najeeb U. Ghauri. “NetSol’s new joint venture is validation that we are firmly positioned to leverage this sound foundation for dramatic organic growth. We expect revenue from the new company to increase slowly during the first twelve months and then significantly impact our top and bottom line during the second twelve months. We believe this agreement will have more impact on NetSol than any agreement signed to date.”

“Across the board we are seeing demand throughout all areas of our business, including enterprise software applications and services, IT consulting, and a significant increase in our wireless broadband and telephony products and services for commercial and retail markets within Pakistan,” continued Ghauri. “Our backlog provides the confidence that we will meet or exceed guidance while our pipeline indicates that our ability to provide exceptional breath and depth of software and services will continue to be key success drivers moving into fiscal 2006.”

In November 2004, the company reported its first profitable quarter, along with record revenue growth of 112 percent. In early December NetSol announced that it had been recognized by the Carnegie Mellon Software Engineering Institute (SEI) at Level 4 of SEI’s Capability Maturity Model (CMM). This status is awarded only to premiere, global software developers that successfully implement strict quantitative quality and productivity goals for both software products and processes. Fewer than two percent of U.S. software organizations are currently rated CMM Level 4 or higher.

About NetSol Technologies, Inc.

NetSol Technologies is a leading end-to-end solution provider for the lease and finance industry. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective IT services ranging from consulting and application development to systems integration and outsourcing. NetSol's commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMM (Capability Maturity Model) Level 4 assessment. For more information, visit NetSol Technologies' web site at www.netsoltek.com.

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NETSOL TECHNOLOGIES, INC. REVISES GUIDANCE FOR FISCAL 2005
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Securities Exchange Act of 1934
This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance, are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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